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Exhibit 10.9

LICENSE AGREEMENT

    THIS LICENSE AGREEMENT (the "Agreement") effective as of the 15th day of September 2000 (the "Effective Date") by and between Axonyx Inc., a company organized and existing under the laws of the State of Nevada, USA and having its principal place of business at 825 3rd Avenue, 40th Floor, New York, New York 10022, USA (hereafter "Axonyx"), and Applied Research Systems ARS Holding N.V., a company organized and existing under the laws of the Netherlands Antilles and having its principal place of business c/o ABN AMRO Trust Company (Curacao) N.V., Pietermaai 15, P.O. Box 4905, Curacao, the Netherlands Antilles (hereafter "ARS"). References to Axonyx and ARS shall include their respective Affiliates (as hereafter defined) (Axonyx and ARS are sometimes hereinafter referred to collectively as the "Parties" or individually as a "Party");

WITNESSETH:

    WHEREAS, Axonyx has developed and acquired proprietary patent rights and know-how relating to peptides useful in the inhibition or disassembly of amyloid aggregation or prion formation and that could be useful as therapeutic agents in the treatment of diseases associated with amyloid or prion formation either per se, as analogs thereof or as peptidomimetics developed on the basis of structural leads derived from such peptides; and

    WHEREAS, ARS has evaluated these patent rights and know-how pursuant to a Development Agreement and Right to License, effective as of May 17, 1999, between the Parties (the "Development Agreement"); and

    WHEREAS, pursuant to the Development Agreement, ARS has exercised its right to receive a worldwide, exclusive license from Axonyx under these patent rights and know-how and other patent rights developed pursuant to the Development Agreement; and

    WHEREAS, pursuant to the terms and conditions set forth in this Agreement, ARS wishes to obtain and Axonyx is willing to grant such a worldwide, exclusive license;

    NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

    As used in this Agreement, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

    Section 1.01.  The term "Affiliate" shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with a Party to this Agreement. For purposes of this Agreement, the direct or indirect ownership of over fifty percent (50%) of the outstanding voting securities of an entity, or the right to receive over fifty percent (50%) of the profits or earnings of an entity, shall be deemed to constitute control. Such other relationship as in fact gives such individual or entity the power or ability to control the management, business and affairs of an entity shall also be deemed to constitute control.

    Section 1.02.  The term "ARS Know-How" shall mean any information and materials, including without limitation, discoveries, improvements, processes, procedures, formulas, Compounds, compositions, matter, data, inventions, know-how, and trade secrets, patentable or otherwise, in each case that during the term of the Development Agreement were not generally known, that arose out of the Research, and that were developed by ARS or its agents.

    Section 1.03.  The term "ARS Patent Rights" shall mean any and all patents and patent applications (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) owned or controlled by ARS that claim inventions that were conceived and/or reduced to practice in the conduct of the Research and that relate to a Compound and/or a Product and the divisions, continuations, continuations-in-part, patents of addition, reissues, renewals, extensions, registrations, confirmations, re-examinations, any provisional application, supplementary protection certificates or the like of any such patents and patent applications and any foreign equivalents thereof.

    Section 1.04.  The term "Axonyx Know-How" shall mean all information and materials, including, without limitation, discoveries, improvements, processes, procedures, formulas, Compounds, compositions, matter, data, inventions, know-how and trade secrets, patentable or otherwise, in each case that during the term of the Development Agreement (i) were owned or controlled by Axonyx (and continue to be owned and controlled by Axonyx) and to which Axonyx has and had the right to grant licenses or sublicenses or to disclose, (ii) were not generally known and (iii) are useful to ARS in connection with the discovery, research, development, registration, manufacture, marketing, use or sale of a Product. Know-How shall include, without limitation, all biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical data and information related thereto.

    Section 1.05.  The term "Axonyx Patent Rights" shall mean any and all patents and patent applications (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) that during the Term are owned by Axonyx or to which Axonyx through license or otherwise has acquired rights and that relate to a Compound and/or a Product, including, without limitation, those listed on Schedule 1.05, and the divisions, continuations, continuations-in-part, patents of addition, reissues, renewals, extensions, registrations, confirmations, re-examinations, any provisional applications, supplementary protection certificates or the like of any such patents and patent applications and any foreign equivalents thereof.

    Section 1.06.  The term "Business Day" shall mean any day other than a Saturday, Sunday or other day on which the principal commercial banks located in Curacao, the Netherlands Antilles or New York, New York are not open for business during normal banking hours.

    Section 1.07.  The term "Calendar Quarter" shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

    Section 1.08.  The term "Calendar Year" shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

    Section 1.09.  The term "Combination Product" shall mean a Product that includes one or more active ingredients other than a Compound in combination with one or more Compounds or that includes other products, devices, equipment or components.

    Section 1.10.  The term "Competitive Product" shall mean a product with a mechanism of action substantially equivalent to that of a Licensed Product, which has an approved Health Registration in a given country for an indication for which such Licensed Product also has an approved Health Registration in such country and which has a market share of fifteen percent (15%) or more in such country as measured by prescriptions or other similar information for such country.

    Section 1.11.  The term "Compound" shall mean any and all peptides, peptide analogs or derivatives or peptidomimetics that are active in the inhibition or disassembly of amyloid aggregation or prion formation in the brain.

    Section 1.12.  The term "Development Agreement" shall mean the Development Agreement and Right to License, effective as of May 17, 1999, between the Parties.

    Section 1.13.  The term "Effective Date" shall mean September 15, 2000.

    Section 1.14.  The term "EU" shall mean each of the countries of the European Union (or its successor), that currently include Austria, Belgium, United Kingdom, Denmark, Finland, France,

Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain and Sweden, as such membership may change from time to time, and includes countries upon their admission for full membership (with commercial rights and privileges substantially comparable to those of the foregoing countries); provided, however, that for purposes of this Agreement, if a country is or becomes a member of the European Union (or its successor) at any time during the Term, such country shall be deemed to be included in the European Union even if such country in fact withdraws from or is otherwise no longer a member of the European Union (or its successor).

    Section 1.15. The term "First Commercial Sale" shall mean, with respect to any Licensed Product, the first sale by ARS or its sublicensees for end use or consumption of such Licensed Product in a country after all required approvals, including without limitation Health Registrations, have been granted by the governing Regulatory Authority of such country.

    Section 1.16.  The term "Health Registrations" shall mean the technical, medical and scientific licenses, registrations, authorizations and/or approvals of a Licensed Product (including any prerequisite manufacturing approvals or authorizations related thereto) that are required or deemed necessary by any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau or other governmental entity, and any pricing, third-party reimbursement approvals and labeling approvals required or deemed necessary for the manufacture, distribution, use or sale of such Licensed Product.

    Section 1.17.  The term "Licensed Product" shall mean a Patented Product and/or an Other Product.

    Section 1.18.  The term "Net Sales" shall mean with respect to each country the amounts received by ARS or its sublicensees for all sales of a Licensed Product to an unaffiliated third party (whether an end-user, a distributor or otherwise), and exclusive of sales or transfers to Affiliates, less the reasonable and customary deductions from such gross amounts including:

      (a) trade, cash and quantity discounts, rebates, reimbursements, allowances and credits;

      (b) credits or allowances actually granted for damaged goods, returns or rejections of such Licensed Product and retroactive price reductions;

      (c) sales, use or similar taxes (including duties or other governmental charges levied on, absorbed or otherwise imposed on the sale or use of such Licensed Product including, without limitation, value added taxes or other governmental charges otherwise measured by the billing amount, when included in billing);

      (d) freight, postage, shipping, customs duties and insurance charges; and

      (e) commissions paid to third parties other than sales personnel and sale representatives or sales agents.

For purposes of calculating Net Sales under this Agreement, all sales of a Licensed Product hereunder, whether made for cash or otherwise, shall be deemed to be made for cash, at the applicable fair market value of such Licensed Product.

    In the event that a Licensed Product is sold in the form of a Combination Product, Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the invoice price of the Licensed Product containing a Compound as the only active ingredient if sold separately and B is the invoice price of any other active ingredients, products, devices, equipment or components in the Combination Product if sold separately. In the event that the Licensed Product or one or more of such active ingredients, products, devices, equipment or components in the Combination Product are not sold separately, then the Parties shall negotiate in good faith a formula for calculating Net Sales for such Combination Product that reflects the respective contributions of the Licensed Product and such other components to the overall value of such Combination Product.

    Section 1.19.  The term "NYU" shall mean New York University.

    Section 1.20.  The term "NYU Agreement" shall mean the Agreement between NYU and Axonyx effective April 1, 1997, as amended,

    Section 1.21.  The term "Other Product" shall mean a Product, including a Combination Product, that is not a Patented Product and that contains a Compound that was conceived and/or reduced to practice in the conduct of the Research or whose manufacture, importation, use, offer to sell or sale, but for the license granted by Axonyx to ARS hereunder, would infringe a Valid Claim of the ARS Patent Rights licensed hereunder.

    Section 1.22.  The term "Patented Product" shall mean a Product, including a Combination Product, the manufacture, import, use, offer to sell or sale of which, but for the license granted by Axonyx to ARS hereunder, would infringe a Valid Claim of the Axonyx Patent Rights licensed hereunder.

    Section 1.23.  The term "Product(s)" shall mean preparations in final form for sale that contain a Compound as an active ingredient.

    Section 1.24.  The term "Regulatory Authority" shall mean the applicable government regulatory authority in each country involved in granting the Health Registrations for the Licensed Product. Such term includes, without limitation, the United States Food and Drug Administration and any successor agency thereto and the Committee on Proprietary Medicinal Products of the European Community and any successor thereto.

    Section 1.25.  The term "Research" shall mean that research conducted pursuant to the research and evaluation program set forth in Schedule 1.24 to the Development Agreement.

    Section 1.26. The term "Term" shall have the meaning set forth in Section 5.01 hereof.

    Section 1.27.  The term "Valid Claim" means a claim of an issued and unexpired patent included within the Axonyx Patent Rights or the ARS Patent Rights that has not lapsed, been revoked or abandoned or held unenforceable or invalid by a final decision of a court or other appropriate body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.

ARTICLE II
LICENSE

    Section 2.01.  Grant of License.  Subject to the terms and conditions of this Agreement, Axonyx hereby grants to ARS, and ARS hereby accepts, an exclusive, worldwide license under the Axonyx Know-How, the ARS Patent Rights and the Axonyx Patent Rights to make, have made, import, use, offer for sale and sell Licensed Products. ARS may sublicense the Axonyx Know-How, the ARS Patent Rights and the Axonyx Patent Rights to an entity that, in the reasonable business judgement of ARS, is capable of performing such sublicense.

    Section 2.02.  Due Diligence.

      2.02.01.  Development and Commercialization.  Pursuant to this Agreement, ARS shall, at its own expense, use diligent efforts, consistent with the usual practice followed by ARS in pursuing the commercialization and marketing of its other pharmaceutical products of similar potential, value and status to develop and commercialize Licensed Products.

      2.02.02.  Reporting.  Within sixty (60) days of receipt of a request therefor from Axonyx (which request may not be made more frequently than once in any twelve (12) month period), ARS shall deliver to Axonyx a report of ARS' efforts in developing and commercializing Licensed Products during the preceding twelve (12) month period. Following receipt of such report by Axonyx, ARS at Axonyx's request will conduct a telephone conference call with Axonyx to discuss any questions or comments Axonyx may have with respect to such report.

      2.02.03.  Meeting.  Within sixty (60) days of receipt of a request therefor from Axonyx (with request may not be made more frequently than once in any twelve (12) month period), ARS and Axonyx will hold a meeting at the facilities of ARS' Affiliate in Geneva, Switzerland, or at such other location as the Parties may agree, to discuss ARS' efforts in developing and commercializing Licensed Product during the period from the later of delivery of the last report under Subsection 2.02.02 hereof or the last meeting held pursuant to this Subsection 2.02.03, as applicable.

ARTICLE III
PAYMENTS AND ROYALTIES

    Section 3.01.  License Issuance Fees.  In consideration for the grant of an exclusive license hereunder, ARS shall pay to Axonyx within thirty (30) days of the execution and delivery of this Agreement, One Million Five Hundred Thousand U. S. dollars (U.S. $1,500,000.00).

    Section 3.02.  Milestone Payments.  Subject to the terms and conditions of this Agreement and in consideration for the grant of an exclusive license hereunder, ARS shall make the following payments to Axonyx based on the development of Licensed Products within thirty (30) days of the occurrence of the following events (each milestone payment shall be made only once with respect to any given Licensed Product):

      (a) For a Patented Product:

Milestone	Payment
Phase I Clinical Trial Start	$1,000,000.00
Phase III Clinical Trial Start	$2,000,000.00
Health Registration Submission	$4,000,000.00
Health Registration Approval	$7,000,000.00

      (b) For an Other Product:

Milestone	Payment
Phase I Clinical Trial Start	$1,000,000.00
Phase III Clinical Trial Start	$1,500,000.00
Health Registration Submission	$2,000,000.00
Health Registration Approval	$2,500,000.00

      (c) For purposes of this Section 3.02, Phase I and Phase III Clinical Trial Start shall be deemed to occur on the date the first patient is enrolled in the first such clinical trial conducted by or on behalf of ARS. Health Registration submission shall be deemed to occur on the date ARS submits the first application for Health Registration in any one of the United States, the EU, or Japan. Health Registration approval shall be deemed to occur when the first Health Registration approval is received by ARS in any one of the United States, the EU or Japan.

    Section 3.03.  Method of Payment.  Payments by ARS to Axonyx under this Agreement shall be made by bank wire transfer in immediately available funds to such bank account as Axonyx designates in writing to ARS from time to time.

    Section 3.04.  Royalties.  Subject to the terms and conditions of this Agreement and in consideration for the grant of an exclusive license hereunder, ARS shall pay, or cause to be paid, to Axonyx royalties on a country-by-country basis in an amount equal to:

      (a) with respect to total annual Net Sales of Patented Products at or below One Hundred Fifty Million U.S. dollars (U.S. $150,000,000.00), six percent (6%) of Net Sales of such Patented Products;

      (b) with respect to total annual Net Sales of Patented Products above One Hundred Fifty Million U.S. dollars (U.S. $150,000,000.00), six and one-half percent (6.5%) of Net Sales of such Patented Products;

      (c) with respect to total annual Net Sales of Other Products at or below One Hundred Fifty Million U.S. dollars (U.S. $150,000,000.00), four percent (4%) of Net Sales of such Other Products; and

      (d) with respect to annual Net Sales of Other Products above One Hundred Fifty Million U.S. dollars (U.S. $150,000,000.00), four and one-half percent (4.5%) of Net Sales of such Other Products.

    Section 3.05.  Term of the Royalty Obligation.  ARS' obligation to pay royalties under this Agreement with respect to any country shall extend from the date of the First Commercial Sale in such country to the later of (i) the tenth anniversary of the date of such First Commercial Sale in such country or (ii) the date of expiration or invalidation of the last Valid Claim of the Axonyx Patent Rights or the ARS Patent Rights claiming such Licensed Product in such country, as applicable.

    Section 3.06.  Single Royalty.  Nothing herein contained shall obligate ARS and/or its sublicensees to pay or cause to be paid to Axonyx more than one royalty on any unit of Licensed Product.

    Section 3.07.  Taxes Withheld.  Any and all taxes that are levied on royalties accruing under this Agreement in a country in which provision is made in the law or by regulation for withholding may be deducted by the payor from such royalties and paid to the proper taxing authority for Axonyx's account and evidence of such payment shall be secured and sent to Axonyx within one (1) month of such payment. The Parties shall do all such lawful acts and things and sign all such lawful deeds and documents as either Party may reasonably request from the other Party to enable ARS and/or its sublicensees to take advantage of any applicable legal provision or any double taxation treaties with the object of paying the sums due to Axonyx hereunder without withholding any tax.

    Section 3.08.  Report of Royalties.  Within sixty (60) days of the end of each Calendar Quarter during the Term (including the sixty (60) day period following the end of the Calendar Quarter in which the Term terminates), ARS shall deliver to Axonyx a written report showing its computation of royalties due under this Agreement on Net Sales during such Calendar Quarter. Such report shall set forth (a) the quantities of Licensed Products that ARS and its sublicensee(s) sold during the preceding Calendar Quarter in each country in which Licensed Products were sold; (b) the monetary amount, in the national currency of such country, of such sales; (d) the currency conversion rate used and the United States dollar-equivalent of such Net Sales; (e) the calculation of royalties thereon; and (f) the total royalties so computed and due Axonyx. The rate of exchange to be used in any such conversion shall be the rate reported in the Wall Street Journal for the purchase of United States dollars with such currency on the last Business Day of the quarter for which the report is being prepared.

    Section 3.09.  Payment of Royalties.  Royalties shall be payable hereunder by ARS on behalf of itself and/or its sublicensees, whichever shall have effected the sales on which a royalty is due.

Simultaneous with the delivery of the report described in Section 3.08 hereof, ARS shall pay or cause to be paid to Axonyx all royalties earned in the preceding Calendar Quarter. All payments shall be made in United States dollars.

    Section 3.10.  Records.  ARS shall keep or cause to be kept accurate records (prepared in accordance with International Accounting Standards consistently applied) in sufficient detail to enable the royalties payable hereunder to be determined. During the Term and for a period of two years following the termination of this Agreement, upon the request of Axonyx (but not more frequently than once in each Calendar Year) an independent public accountant selected by Axonyx and approved by ARS shall be allowed access, during ordinary business hours, to such records pertaining to the preceding two (2) Calendar Years solely to verify the accuracy of royalty payments made or payable hereunder. Axonyx and ARS shall mutually determine a general strategy for such audit in advance of its conduct. Said accountant shall not disclose to Axonyx any information except that which should properly be contained in a royalty report required under this Agreement. Axonyx shall bear the full cost of such audit unless such audit reveals an under-reporting of royalties in excess of five percent (5%) of the amount due under this Agreement for the preceding two (2) Calendar Years, in which case the full cost of the audit shall be borne by ARS. If an audit discloses any underpayment by ARS, ARS shall promptly make payment to Axonyx of such underpayment, and if the audit discloses any overpayment by ARS, Axonyx shall promptly repay such overpayment to ARS.

ARTICLE IV
PATENT MAINTENANCE, ENFORCEMENT, INFRINGEMENT, CONSENT AND
COMPETITIVE PRODUCTS

    Section 4.01.  Filing, Prosecution and Maintenance of Axonyx Patent Rights.  Axonyx agrees to file, prosecute and maintain, upon appropriate consultation with ARS, the Axonyx Patent Rights. Axonyx shall give ARS an opportunity to review the text of the application before filing any new patent application within the Axonyx Patent Rights, shall consult with ARS with respect thereto, and shall supply ARS with a copy of the application as filed together with notice of its filing date and serial number. Axonyx shall keep ARS advised of the status of actual and prospective patent applications and, upon the request of ARS, provide advance copies of any papers related to the filing, prosecution and maintenance of such patent applications.

    Section 4.02.  Revocation or Grant of Axonyx Patent Rights.  Axonyx shall promptly give notice to ARS of any proceeding or other action that might result in the revocation or invalidation of any Axonyx Patent Rights and shall promptly give notice to ARS of the grant, revocation or invalidation of any Axonyx Patent Rights.

    Section 4.03.  ARS Patent Rights.  The provisions of Sections 4.01 and 4.02 shall apply mutatis mutandi to the ARS Patent Rights and ARS agrees to carry out its obligations with respect to the ARS Patent Rights in the same manner as Axonyx with respect to the Axonyx Patent Rights.

    Section 4.04.  Enforcement of Patent Rights.

      4.04.01.  Notice and Discontinuance of Infringement.  In the event that either Party becomes aware of any third-party infringement of any Valid Claim of the Axonyx Patent Rights or ARS Patent Rights, such Party will notify the other Party to that effect, including within such notice evidence to support an allegation of infringement by such third party. Axonyx shall have ninety (90) days from the date of such notice to obtain a discontinuance of such infringement or to bring suit against the third-party infringer and shall notify ARS thirty (30) days prior to bringing such suit. Axonyx shall bear all the expenses of any suit brought by it. ARS shall have the right, prior to commencement of the suit brought by Axonyx, to join any such suit, and in such event shall pay one-half of the costs of such suit. In the event that ARS has joined the suit and shared the costs thereof as set forth above, no settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of ARS, and any recovery or damages derived from such suit shall be used first to reimburse each of Axonyx and ARS for its reasonable documented out-of-pocket legal expenses relating to the suit, with any remaining amounts to be shared equally by the Parties. In the event that ARS has not joined the suit, ARS shall reasonably cooperate with Axonyx in any such suit and shall have the right to consult with Axonyx and be represented by independent counsel at its own expense with respect to such suit, provided, however, that Axonyx shall reimburse ARS for its out-of-pocket costs (excluding the costs of retaining its independent counsel) incurred in cooperating with Axonyx. Axonyx shall keep ARS informed of the status of any such suit and shall provide ARS with copies of all pleadings filed in such suit. Any recovery or damages derived from such suit or the settlement thereof shall be retained by Axonyx.

      4.04.02.  Continuance of Infringement.  If, after the expiration of ninety (90) days from the date of the notice specified in Subsection 4.04.01 above, Axonyx has not obtained a discontinuance of such infringement, or brought suit against the third-party infringer, then the royalty in effect in such country pursuant to Section 3.04 hereof on the Net Sales of Patented Products, in the case of an infringement of Axonyx Patent Rights, or on the Net Sales of Other Products, in the case of an infringement of ARS Patent Rights, shall be reduced by fifty percent (50%). Said reduced royalty shall continue to be the prevailing royalty on such Net Sales until such infringement ceases and, thereafter, the royalty shall revert to the full royalty set forth in Section 3.04 hereof. In addition, ARS shall have the right, but not the obligation, to bring suit against such infringer under the Axonyx Patent Rights or the ARS Patent Rights, as applicable, and join Axonyx as a party plaintiff, provided that ARS shall bear all the expenses of the suit and shall control the prosecution of such suit. Axonyx shall cooperate with ARS in any suit brought by ARS and shall have the right to consult with ARS and be represented by independent counsel at its own expense with respect to such suit, provided, however, that ARS shall reimburse Axonyx for its out-of-pocket costs (excluding the costs of retaining independent counsel) incurred in cooperating with ARS. ARS shall keep Axonyx informed of the status of any such suit and shall provide Axonyx with copies of all pleadings filed in such suit. ARS shall incur no liability to Axonyx as a consequence of such suit or any unfavorable decision resulting therefrom, including any decision holding any of the Axonyx Patent Rights or ARS Patent Rights invalid or unenforceable. Any recovery or damages derived from such suit or the settlement thereof shall be retained by ARS.

    Section 4.05.  Infringement and Third-Party Licenses.

      4.05.01.  Course of Action.  In the event that ARS or its sublicensees making, having made, importing, using, offering for sale or selling a Licensed Product infringes, will infringe or is alleged by a third party to infringe a third party's patent, the Party becoming aware of same shall promptly notify the other Party. The Parties shall thereafter attempt to agree upon a course of action that may include: (a) modification of the Licensed Product or its use and manufacture so as to be non-infringing; or (b) obtaining a license or assignment of such third-party patent from such third party.

      4.05.02.  The ARS Option to Negotiate.  In the event the Parties cannot agree on modifying the Licensed Product pursuant to Subsection 4.05.01 above, ARS shall have the right to negotiate with said third party for a suitable license or assignment. In the event that such negotiation results in a consummated agreement, then any lump sum payment or royalties paid thereunder by ARS or its sublicensees shall be offset against any royalties due Axonyx pursuant to Section 3.04 hereof until the total amount paid has been offset, provided, however, that such offset shall not reduce such royalty due in any Calendar Quarter below fifty percent (50%) of the royalty otherwise due in such Calendar Quarter.

    Section 4.06.  Competitive Product.  If a Competitive Product exists in any country for a continuous period in excess of a Calendar Quarter, then for each Calendar Quarter during which such Competitive Product continues to exist in such country, the royalty in effect in such country pursuant to Section 3.04 hereof on the Net Sales of Licensed Products, depending upon the Licensed Product or Licensed Products with which the Competitive Product competes, shall be reduced by fifty percent (50%). Said reduced royalty shall continue to be the prevailing royalty on such Net Sales until such Competitive Product ceases to exist in such country and, thereafter, the royalty shall revert to the full royalty set forth in Section 3.04 hereof.

    Section 4.07.  Royalty Reductions and Offsets Not Cumulative.  In no event shall the individual royalty reductions and offsets set forth in this Article IV cumulate to reduce the royalty due Axonyx under Section 3.04 hereof below fifty percent (50%) of the royalty otherwise due hereunder.

ARTICLE V
TERM AND TERMINATION

    Section 5.01.  Term and Expiration.  This Agreement shall be effective as of the date of execution and delivery hereof, and unless terminated earlier pursuant to Sections 5.02, 5.03 or 5.04 hereof, shall continue in effect until the expiration of ARS' royalty obligation as set forth in Section 3.05 hereof (the period during which this Agreement is in effect shall be defined as the "Term"). Upon expiration of this Agreement due to expiration of such royalty obligation, ARS' licenses shall become fully paid-up, perpetual licenses.

    Section 5.02.  Termination by ARS.  Notwithstanding anything contained in this Agreement to the contrary, ARS shall have the unilateral right to terminate this Agreement, with or without cause, at any time by giving thirty (30) days advance notice to Axonyx. In the event of such termination, the rights and obligations hereunder, including any payment obligations not due and owing as of the termination date shall terminate and all right, title and interest in and to all Axonyx Know-How, Axonyx Patent Rights, ARS Know-How and ARS Patent Rights shall revert to or vest in Axonyx. ARS will promptly execute any documents reasonably required to perfect such reversion.

    Section 5.03.  Termination for Breach.  This Agreement may be terminated by either Party at any time during the Term if the other Party is in breach of its material obligations hereunder and has not cured such breach within ninety (90) days after receipt of notice from the non-breaching Party requesting cure of such breach. In the event ARS terminates this Agreement under this Section 5.03, the licenses under the Agreement shall become fully paid-up, perpetual licenses.

    Section 5.04.  Termination on ARS' Bankruptcy.  This Agreement may be terminated by notice by Axonyx upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings with respect to ARS, upon an assignment of a substantial portion of ARS' assets for the benefit of creditors, in the event a receiver or custodian is appointed for ARS' business, or if a substantial portion of ARS' business is subject to attachment or similar process; provided, however, in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if such proceeding is not dismissed within ninety (90) days after the filing thereof.

    Section 5.05.  No Termination on Axonyx's Bankruptcy.  The licenses granted under this Agreement by Axonyx to ARS are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, as amended from time to time (the "Bankruptcy Code"), licenses or rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that ARS, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Axonyx under the Bankruptcy Code, ARS shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to ARS (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by ARS, unless Axonyx elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Axonyx, upon written request therefor by ARS.

    Section 5.06.  Termination of Underlying Licenses.  Upon any termination of the NYU Agreement, this Agreement shall not terminate but Axonyx's rights and obligations hereunder with respect to any Axonyx Patent Rights covered by the NYU Agreement shall be automatically assigned to NYU.

    Section 5.07.  Effect of Termination.  Termination of this Agreement shall not release either Party from its obligations accrued prior to the effective date of termination nor deprive either Party from any rights that this Agreement provides shall survive termination. The provisions of Articles V, VI, VII and VIII hereof, to the extent applicable, shall survive any termination of this Agreement. In the event the license granted to ARS under Section 2.01 hereof terminates for any reason, each of ARS' sublicensees (excluding its Affiliates) at such time shall continue to have the rights and license set forth in their sublicense agreements; provided, however, that such sublicensee agrees in writing that Axonyx is entitled to enforce all relevant terms and conditions of such sublicense agreement directly against such sublicensee. Upon any termination of this Agreement, ARS shall have the right to sell its inventory of Licensed Products for a period of six (6) months from the date of termination provided ARS complies with the provisions of Sections 3.03-3.10 hereof.

    Section 5.08.  Cumulative Rights and Remedies.  Any right to terminate this Agreement shall be in addition to and not in lieu of all other rights or remedies that the Party giving notice of termination may have at law or in equity or otherwise, including without limitation rights under the United States Bankruptcy Code.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

    Section 6.01.  Representations and Warranties of Each Party.  Each of Axonyx and ARS hereby represents, warrants and covenants to the other Party hereto as follows:

      (a) it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

      (b) the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action;

      (c) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

      (d) the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and conditions hereof do not and will not conflict with or result in a breach of any of the terms and conditions of, or constitute a default under, (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

      (e) the execution, delivery and performance of this Agreement by such Party does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority, and the execution, delivery and performance of this Agreement will not violate any law, rule or regulation applicable to such Party;

      (f)  this Agreement constitutes such Party's legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equitable principles; and

      (g) it shall comply with all applicable material laws, rules and regulations relating to its activities under this Agreement.

    Section 6.02.  Axonyx's Representations and Warranties.  Axonyx hereby represents, warrants and covenants to ARS as follows:

      (a) to the best of Axonyx's knowledge, the Axonyx Patent Rights and the Axonyx Know-How are subsisting and are not invalid or unenforceable, in whole or in part;

      (b) it has the full right, power and authority to grant the license granted hereunder in accordance with the terms and conditions of this Agreement;

      (c) it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in and to the Axonyx Patent Rights or the Axonyx Know-How;

      (d) to the best of Axonyx's knowledge, it is the owner or exclusive licensee of the Axonyx Patent Rights and the Axonyx Know-How, all of which are free and clear of any liens, charges, encumbrances or rights of others to possession or use, and no other person or entity, private or public, other than NYU, has or shall have any claim to an ownership interest in the Axonyx Patent Rights or the Axonyx Know-How;

      (e) Axonyx has obtained any required third-party consents, including any required consent of NYU, to this Agreement and the performance of its obligations hereunder;

      (f)  to the best of Axonyx's knowledge, the Axonyx Patent Rights, the Axonyx Know-How and the development, manufacture, use, import, offer to sell and sale of Licensed Products do not interfere with or infringe any intellectual property or other proprietary or property rights owned or possessed by any third party;

      (g) there are no claims, litigation, judgments or settlements against or owed by Axonyx or pending or threatened claims or litigation relating to the Axonyx Patent Rights or the Axonyx Know-How; and

      (h) it has disclosed to ARS all Axonyx Know-How and other relevant information, including, without limitation, all Axonyx Know-How and other information relating to the Axonyx Patent Rights.

    Section 6.03.  No Actions to Diminish Rights.  During the Term, each Party will use diligent efforts not to diminish the rights under the Axonyx Patent Rights, the ARS Patent Rights and the Axonyx Know-How, including without limitation by not committing or permitting any actions or omissions that would cause the breach of any agreements between itself and third parties relating to such rights. In particular Axonyx shall not commit or permit any actions or omissions that would cause a breach of the NYU Agreement.

    Section 6.04.  No Inconsistent Agreements.  Neither Party has in effect and after the Effective Date neither Party shall enter into any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement.

ARTICLE VII
INDEMNIFICATION

    Section 7.01.  Indemnification by ARS.  ARS shall indemnify, defend and hold harmless Axonyx and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, an "Axonyx Indemnified Party"), from and against any and all liability, loss, damage, cost, and expense (including reasonable attorneys' fees), subject to the limitations in Section 7.05 (collectively, a "Liability"), sustained, incurred by or imposed upon the Axonyx Indemnified Party (i) by any third party in connection with the breach by ARS of any covenant, representation or warranty contained in this Agreement or any negligent act or omission or willful misconduct of ARS in the manufacture, import, use, offer for sale or sale of Licensed Products, or (ii) in connection with its successful enforcement of any of the foregoing, provided, however, that ARS shall have no obligation to defend, indemnify, and hold harmless hereunder to the extent a Liability arises from the negligence or willful misconduct of an Axonyx Indemnified Party.

    Section 7.02.  Indemnification by Axonyx.  Axonyx shall indemnify, defend and hold harmless ARS and its Affiliates, and each of its and their respective employees, officers, directors and agents (each an "ARS Indemnified Party"), from and against any Liability sustained, incurred by or imposed upon the ARS Indemnified Party (i) by any third party in connection with the breach by Axonyx of any covenant, representation or warranty contained in this Agreement or any negligent act or omission or willful misconduct of Axonyx arising in connection with this Agreement, (ii) arising out of third-party claims (including without limitation infringement) relating to the Axonyx Patent Rights or Axonyx Know-How; or (iii) in connection with its successful enforcement of any of the foregoing, provided, however, that Axonyx shall have no obligation to defend, indemnify, and hold harmless hereunder to the extent a Liability arises from the negligence or willful misconduct of an ARS Indemnified Party.

    Section 7.03.  Conditions to Indemnification.  The obligations of the indemnifying Party under Sections 7.01 and 7.02 above are conditioned upon the delivery of notice to the indemnifying Party of any potential Liability promptly after the indemnified Party becomes aware of such potential Liability. The indemnifying Party shall have the right to assume the defense of any action, suit, proceeding, claim or demand ("Action") related to the Liability if it has assumed responsibility for such Action in writing; provided, however, that if in the reasonable judgment of the indemnified Party, such Action involves an issue or matter that could have a materially adverse effect on the business operations or assets of the indemnified Party, the indemnified Party may waive its right to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such Party may have at law or in equity. If the indemnifying Party defends the Action, the indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense. The indemnifying Party shall keep the indemnified Party informed of developments in any such Action. The indemnified Party shall cooperate with the indemnifying Party in the defense or settlement of any such Action.

    Section 7.04.  Settlements.  Neither Party may settle an Action related to a Liability without the consent of the other Party if such settlement would impose any monetary obligation on the other Party or require the other Party to submit to an injunction or otherwise limit the other Party's rights under this Agreement. Any payment made by a Party to settle any such Action shall be at its own cost and expense.

    Section 7.05.  Limitation of Liability.  With respect to any claim by one Party against the other Party arising out of an alleged breach of this Agreement, the Parties expressly agree that the liability of such other Party for such breach shall be limited under this Agreement or otherwise at law or equity to direct damages only and in no event shall a Party be liable for punitive, exemplary or consequential damages with respect to such a claim for breach.

    Section 7.06.  Insurance.  Each Party agrees that during the Term it shall maintain insurance and/or a self-insurance program for liability insurance, including without limitation products liability and contractual liability insurance, that adequately covers such Party's obligations under this Agreement. It is understood that such insurance shall not be construed to limit a Party's liability with respect to such obligations. Upon request of the other Party, each Party shall furnish to the other Party written evidence of such insurance (or financial information that describes the amounts available under any self-insurance facility).

    Section 7.07.  Indemnification of NYU.

      7.07.01.  Indemnification.  ARS shall indemnify, defend and hold harmless NYU and its trustees, officers, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the "NYU Indemnified Parties"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the NYU Indemnified Parties or any one of them in connection with any claims, suits, actions, demands or judgments arising out of the design, production, manufacture, sale, use in commerce or in human clinical trials, lease or promotion by ARS, its Affiliates or any agent or sublicensee of ARS of any Patented Product; except for claims arising out of the sole gross negligence of a NYU Indemnified Party.

      7.07.02.  Limitation on Indemnification.  With respect to a NYU Indemnified Party, ARS' indemnification obligation under Subsection 7.07.01 above shall apply to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of such NYU Indemnified Party but shall not apply if such liability, damage, loss or expense is attributable to the sole gross negligence of such NYU Indemnified Party.

      7.07.03.  Obligation to Provide Attorneys.  ARS agrees, at its own expense, to provide attorneys reasonably acceptable to NYU to defend against any actions brought or filed against any NYU Indemnified Party with respect to which such NYU Indemnified Party is entitled to indemnification pursuant to Subsection 7.07.01 hereof, whether or not such actions are rightfully brought.

      7.07.04.  Indemnification Procedure.  Whenever an event or situation arises which, it is reasonable to believe, may lead to an indemnification obligation by ARS hereunder, NYU shall give prompt written notice to ARS of such event or situation and, if a claim or demand is made or a suit or action is brought, NYU and/or the relevant NYU Indemnified Party shall promptly forward a copy of every demand, notice, summons, complaint or other process received by it to ARS. ARS shall assume the defense of such claim and all costs thereof. ARS shall have the right to negotiate and consent to settlement; provided, however, that the consent of NYU shall be obtained prior to any settlement of a claim, demand or litigation that involves affirmative action on the part of NYU or any NYU Indemnified Party or the payment of money for which ARS has not made satisfactory arrangements for reimbursement of NYU or such NYU Indemnified Party. The NYU Indemnified Party shall cooperate reasonably with ARS in all respects in all phases of a claim or demand and any proceeding arising therefrom, including, but not limited to, assisting in the conduct of lawsuits, assisting in enforcing an agreement of contribution or indemnity against a third party, providing witnesses, and making records and information available to ARS. The NYU Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such NYU Indemnified Party unless the employment of such counsel has been specifically authorized in writing by ARS. ARS shall not be responsible for any settlement of any such claim, demand, suit or action effected without its consent.

      7.07.05.  Insurance.  At such time as any Patented Product is being commercially distributed or sold (other than for the purpose of obtaining Health Registrations) by ARS, any Affiliate or any agent or sublicensee of ARS, ARS shall at its sole cost and expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than $2,000,000 per incident and $5,000,000 annual aggregate. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for ARS' indemnification obligations set forth in this Section 7.07. If ARS elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate), such self-insurance program must be acceptable to NYU. The minimum amounts of insurance coverage required under this Subsection 7.07.06 shall not be construed to create a limit of ARS' liability with respect to its indemnification obligations set forth in this Section 7.07.

      7.07.06.  Change in Insurance Coverage.  ARS shall provide NYU with written evidence of such insurance upon request of NYU. ARS shall provide NYU with written notice at least sixty (60) days prior to the cancellation, non-renewal or material change in such insurance; if ARS does not obtain replacement insurance providing comparable coverage within such sixty (60) day period, NYU shall have the right to terminate the NYU Agreement effective at the end of such sixty (60) day period without notice or any additional waiting periods.

      7.07.07.  Term of Insurance Coverage.  ARS shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any Patented Product is being commercially distributed or sold (other than for the purpose of obtaining Health Registrations) by ARS, any Affiliate or any agent or sublicensee of ARS and (ii) a reasonable period after the period referred to in subsection (i) above which in no event shall be less than fifteen (15) years.

      7.07.08.  Reimbursement by Axonyx.  As ARS' indemnification, defense and hold harmless obligations pursuant to this Section 7.07 have been assumed by ARS solely to satisfy Axonyx's obligations to NYU under the NYU Agreement, Axonyx will reimburse ARS upon demand for any liabilities, damage, losses, costs or expenses that ARS sustains or incurs in connection with such indemnification, hold harmless and defense obligations.

ARTICLE VIII
MISCELLANEOUS

    Section 8.01.  Confidentiality Obligation.  Axonyx shall use only in accordance with this Agreement and shall not disclose to any third party, without ARS' prior written consent, any ARS Know-How or Axonyx Know-How, and ARS shall use only in accordance with this Agreement and shall not disclose to any third party, without Axonyx's prior written consent, any Axonyx Know-How. The foregoing obligations shall survive the expiration or termination of this Agreement for a period of ten (10) years. These obligations shall not apply to information that:

      (a) is known by the receiving Party at the time of its receipt, other than through a prior disclosure by the disclosing Party, as documented by the receiving Party's prior written records;

      (b) is at the time of disclosure or thereafter becomes published or otherwise part of the public domain without breach of this Agreement by the receiving Party;

      (c) is subsequently disclosed to the receiving Party by a third party who has the right to make such disclosure;

      (d) is developed by the receiving Party independently of information received from the disclosing Party and such independent development can be demonstrated by the receiving Party with written or other documentary evidence;

      (e) is disclosed to Regulatory Authorities or other governmental agencies in order to obtain patents or to gain approval to conduct clinical trials or to market a Licensed Product pursuant to this Agreement, but such disclosure may be made only to the extent reasonably necessary to obtain such patents or authorizations;

      (f)  is disclosed to agents, consultants, and/or other third parties to effect the development and commercialization of Licensed Products pursuant to this Agreement on the condition that such third parties agree to be bound by confidentiality obligations consistent with those contained in this Agreement; or

      (g) is required to be disclosed by law or court order, provided, however, that notice is promptly delivered to the other Party in order to provide such Party an opportunity to seek a protective order or other similar order with respect to such information and the Party required to disclose thereafter shall disclose only the minimum information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other Party, and shall use its best efforts to have confidential treatment accorded to the disclosed information.

Subsections 8.01 (a), (b), (c), (d) and (f) above shall not apply to Axonyx with respect to the Axonyx Know-How.

    Section 8.02.  No Publicity.  A Party may not use the name of the other Party in any publicity or advertising and may not issue a press release or otherwise publicize or disclose any information related to this Agreement, or the terms or conditions hereof, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either Party shall have the right to disclose information concerning this Agreement to the extent required, in the reasonable opinion of such Party's legal counsel, by applicable federal or state securities laws, or any rule or regulation of any nationally recognized securities exchange, but only after providing the other Party reasonable notice of such intended disclosure, consulting with the other Party to determine the reasonable nature and scope of such intended disclosure, and, if so requested by the other Party, requesting the most stringent confidentiality restrictions it is reasonably possible to secure.

    Section 8.03.  Publication.  In the event ARS, its employees or consultants wish to publish or present research related to the Axonyx Know-How or the Axonyx Patent Rights, ARS shall deliver to Axonyx a copy of the proposed written publication or an outline of a proposed oral disclosure at least forty-five (45) days prior to submission for publication or presentation. For the avoidance of doubt, Axonyx shall have no right to publish or present any research related to the Axonyx Know-How or the Axonyx Patent Rights. Axonyx shall have the right (a) to propose modifications of the publication or presentation for patent reasons, trade secret reasons or business reasons or (b) to request a reasonable delay in the publication or presentation in order to protect patentable information. If Axonyx requests a delay, ARS shall delay submission or presentation for a period of sixty (60) days to enable patent applications protecting each Party's rights in such information to be filed. If Axonyx requests modifications to the publication or presentation, ARS shall edit such publication or presentation to prevent disclosure of trade secret or proprietary business information prior to submission of the publication or presentation.

    Section 8.04.  Assignment.  Neither this Agreement nor any or all of the rights and obligations of a Party hereunder shall be assigned, delegated, sold, transferred, sublicensed (except as otherwise provided herein) or otherwise disposed of, by operation of law or otherwise, to any third party other than an Affiliate of such Party, without the prior written consent of the other Party, and any attempted assignment, delegation, sale, transfer, sublicense or other disposition, by operation of law or otherwise, of this Agreement or of any rights or obligations hereunder contrary to this Section 8.04 shall be a material breach of this Agreement by the attempting Party, and shall be void and without force or effect; provided, however, either Party, without such consent, may assign the Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its assets or in the event of its merger or consolidation or change of control or similar transaction. This Agreement shall be binding upon, and inure to the benefit of, each Party, its Affiliates, and its permitted successors and assigns. Each Party shall be responsible for the compliance by its Affiliates with the terms and conditions of this Agreement.

    Section 8.05.  Governing Law.  This Agreement shall be governed, interpreted and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.

    Section 8.06.  Dispute Resolution.

      8.06.01.  Management Meeting.  In the event that ARS and Axonyx are unable, after exercising good faith efforts, to reach agreement on any disputes, questions or claims relating to this Agreement (the "Dispute"), then upon written notice to the other Party, the Dispute shall be referred to the Chief Executive Officer of ARS and the Chief Executive Officer of Axonyx, or other members of senior management of such Parties, each with full authority from the Chief Executive Officer to settle the Dispute. The Parties' representatives shall meet within fifteen (15) Business Days of receipt of such notice and use good faith efforts to reach agreement on the Dispute. If the representative of either Party intends to be accompanied at the meeting by counsel, the other Party shall be given at least five (5) Business Days notice of such intention and may also be accompanied by counsel. All negotiations pursuant to this Subsection 8.06.01 shall be confidential and treated as compromise and settlement negotiations and shall not be admissible in any arbitration or other proceeding. In the event that the representatives of ARS and of Axonyx are unable to reach agreement on the Dispute within fifteen (15) Business Days following the meeting, either Party may by notice to the other Party submit the Dispute to arbitration in accordance with the provisions below.

      8.06.02.  Arbitration.  The Dispute shall be finally settled by arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of International Disputes (and the Center for Public Resources shall serve, if necessary, as the "Neutral Organization") by three arbitrators appointed in accordance with such Rules who shall be impartial and disinterested individuals who do not have a direct or indirect interest in either Party or the subject matter of the arbitration. The Parties agree that notices served in the manner provided herein shall be valid for such arbitration. Any such arbitration shall be conducted in English and shall be held in Boston, Massachusetts. The arbitrators shall apply the substantive law that the Parties have chosen as the governing law pursuant to Section 8.05 hereof.

      8.06.03.  Arbitration Panel.  Within fifteen (15) Business Days after the receipt of the notice provided for in Subsection 8.06.01 of this Agreement, each Party shall appoint an independent expert, knowledgeable in the field of the Dispute, to serve on the arbitration panel. The two independent experts so appointed by the Parties, shall, within fifteen (15) Business Days thereafter, appoint a neutral third independent expert, knowledgeable in the field of the Dispute. Such neutral third independent expert shall serve as the chairperson of the arbitration panel. Each of the members of the arbitration panel shall be required to sign a confidentiality agreement, acceptable in form to both Parties, with respect to any information provided by either Party during the arbitration procedure.

      8.06.04.  Statement.  Within fifteen (15) Business Days after the chairperson of the arbitration panel is appointed, each Party shall submit, to each member of the arbitration panel and to the other Party, a written statement setting forth the relevant facts with respect to the Dispute in reasonable detail and arguments and documentation supporting such Party's position with respect to the resolution of the Dispute.

      8.06.05.  Decision.  Pending the issuance of the arbitrators' decision, the Parties shall continue to operate under the Agreement as it existed on the date the Dispute notice was given; provided, however, that the arbitrators' decision shall be retroactive to such date. The Parties hereby exclude any right of appeal to any court on the merits of the Dispute. Judgment on the award may be entered in any court having jurisdiction over the award or any of the Parties or their assets The award may grant any relief appropriate under the applicable law, including without limitation declaratory relief and/or specific performance.

      8.06.06.  Costs.  Each Party shall bear its own costs incurred in connection with the arbitration (including without limitation the fees and expenses of attorneys and experts, the travel and other expenses of witnesses, as well as the fees and expenses in any collateral actions, such as actions for enforcement), provided, however, that the nonprevailing Party shall bear the fees, costs and expenses of the arbitration panel.

    Section 8.07.  Waiver.  No failure on the part of either Party to exercise, and no delay in exercising, any right shall operate as a waiver thereof, and a waiver of any breach or any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

    Section 8.08.  Independent Relationship.  Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

    Section 8.09.  Entire Agreement; Amendment.  This Agreement, including the Schedules attached hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject hereof and supersedes and terminates all prior agreements and understandings between the Parties with respect to such subject. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to this subject other than as are set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to a writing referencing this Agreement and signed by an authorized representative of each Party.

    Section 8.10.  Notices.  Each notice required or permitted to be given or sent under this Agreement shall be given by facsimile transmission (with confirmation copy by overnight courier) or by overnight courier to the Parties at the address and facsimile numbers indicated below.

  If to Axonyx Inc., to:

  825 3rd Avenue, 40th Floor
  New York, New York 10022 U.S.A.
  Attention: Mr. Michael Strage
  Facsimile No.: (212) 688-4843

  If to Applied Research Systems ARS Holding N.V., to

  c/o ABN AMRO Trust Company (Curacao) N.V.
  Pietermaai 15
  P.O. Box 4905
  Curacao
  Netherlands Antilles
  Attention: Managing Director
  Facsimile No.: 599-9-461-3395

  With a copy to:

  Serono International S.A.
  15bis Chemin des Mines
  1202 Geneva, Switzerland
  Attention: General Counsel
  Facsimile No.: 41-22-739-3070

Any such notice shall be deemed to have been received on the earlier of the date actually received or three (3) days after the date of deposit with the overnight courier company. Either Party may change its address or its facsimile number by giving the other Party written notice, delivered in accordance with this Section 8.10.

    Section 8.11.  Force Majeure.  Failure of any Party to perform its obligations under this Agreement (except the obligation to make payments when properly due) shall not subject such Party to any liability or place it in breach of any term or condition of this Agreement to the other Party if such failure is caused by any cause beyond the reasonable control of such nonperforming Party, including without limitation acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in transportation, a national health emergency or compliance with any order or regulation of any government entity acting with color of right; provided, however, that the Party affected shall promptly notify the other Party of the condition constituting force majeure as defined herein and shall exert reasonable efforts to eliminate, cure and overcome any such condition and to resume performance of its obligations hereunder with all possible speed. If a condition constituting force majeure as defined herein exits for more than ninety (90) consecutive days, the Parties shall meet to negotiate a mutually satisfactory solution to the problem, if practicable.

    Section 8.12.  Severability.  If any provision of this Agreement is declared illegal, invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court; provided, however, that if as a result of such declaration the terms and conditions of this Agreement are materially altered, the Parties shall, in good faith, renegotiate the terms and conditions of this Agreement to find a reasonable substitute for such illegal, invalid or unenforceable provision in light of the intent of this Agreement.

    Section 8.13.  Captions.  The captions of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

    Section 8.14.  Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

    Section 8.15.  Counterparts.  This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the Parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original as against either Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

    Section 8.16.  No Third-Party Beneficiary.  Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties hereto, or their respective permitted successors and assigns, any benefits, rights or remedies.

    Section 8.17.  No Sale or Other Disposal of Axonyx Patent Rights or Axonyx Know-How.  Without ARS' prior written consent, which shall not be unreasonably withheld or delayed, Axonyx shall not sell, transfer, assign, or otherwise dispose of, or purport to sell, transfer, assign or otherwise dispose of, any right, title or interest in, to and under the Axonyx Patent Rights or the Axonyx Know-How that is necessary or useful to make, have made, import, use, offer to sell or sell Licensed Products.

    Section 8.18.  No Strict Construction.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.

    IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

AXONYX, INC.		APPLIED RESEARCH SYSTEMS ARS HOLDING N.V.
By:	/s/ MARVIN HAUSMAN, M.D.	By:	/s/ G.W.A. WARDENIER
Name:	Marvin Hausman	Name:	G.W.A. Wardenier
Title:	President and CEO	Title:	Managing Director
		By:	/s/ U.M. DAELMAN-GEERDINK
		Name:	U.M. Daelman-Geerdink
		Title:	Managing Director

SCHEDULE 1.05

AXONYX PATENT RIGHTS

Country	Name	Status	Application Number	Application Date	Grant Number	Grant Date	Expiry
AU	AMYLOID AGGREGATION INHIBITORS	ALLOWED	61129/96	06/06/1996			06/06/2016
CA	AMYLOID AGGREGATION INHIBITORS	PENDING	2222690	06/06/1996			06/06/2016
EP	AMYLOID AGGREGATION INHIBITORS	PENDING	96918482.9	06/06/1996			06/06/2016
JP	AMYLOID AGGREGATION INHIBITORS	PENDING	502245/98	06/06/1996			06/06/2016
US	AMYLOID AGGREGATION INHIBITORS	PENDING	766596	12/12/1996			06/06/2015
US	AMYLOID AGGREGATION INHIBITORS	PENDING/ ABANDONED	478326	06/06/1995			06/06/2015
US	AMYLOID AGGREGATION INHIBITORS	GRANTED	630045	10/04/1996	5948763	07/09/1999	06/06/2015
WO	AMYLOID AGGREGATION INHIBITORS	NATIONAL'D	96US10220	06/06/1996		06/06/2016
US	AMYLOID AGGREGATION INHIBITORS ANALOGS	PENDING		05/11/1999			05/11/2019

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Exhibit 10.9
LICENSE AGREEMENT
SCHEDULE 1.05